As filed with the Securities and Exchange Commission on December 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Li-Cycle Holdings Corp.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

207 Queen’s Quay West, Suite 590 Toronto, ON M5J 1A7 Canada	77019
(Address of Principal Executive Offices)	(Zip Code)

Li-Cycle Holdings Corp. 2021 Incentive Award Plan

Li-Cycle Corp. Stock Option Plan

Li-Cycle Corp. Long-Term Incentive Plan

(Full Title of the Plan)

Ajay Kochhar

President and Chief Executive Officer & Director

Li-Cycle Holdings Corp.

207 Queen’s Quay West, Suite 590

Toronto, ON M5J 1A7

(877) 542-9253

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan Grant Fraser Bourne McCarthy Tétrault LLP 66 Wellington Street West, Suite 5300, TD Bank Tower Box 48 Toronto, Ontario M5K 1E6 (416) 362-1812	Paul M. Tiger Andrea M. Basham Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue, 31st Floor New York, New York 10022 (212) 277-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, without par value, issuable upon the exercise of outstanding options governed by the Li-Cycle Corp. Stock Option Plan, as amended (the “Stock Option Plan”)	2,433,391	$0.20	$486,678.20	$45.11
Common Shares, without par value, issuable upon the exercise of outstanding options governed by the Li-Cycle Corp. Long-Term Incentive Plan (the “LTIP”)	1,809,316	$1.61	$2,912,998.76	$270.03
Common Shares, without par value, issuable upon the exercise of outstanding options governed by the Li-Cycle Holdings Corp. 2021 Incentive Award Plan, as amended (the “Incentive Award Plan”)	1,053,846	$10.93	$11,518,536.80	$1,067.77
Common Shares, without par value, reserved for issuance under the Incentive Award Plan	13,745,673	$11.32	$155,601,018.36	$14,424.21
Total	19,042,226	N/A	$170,519,232.12	$15,807.13

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional common shares of the Registrant that become issuable under the Incentive Award Plan, Stock Option Plan and the LTIP and by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding common shares in the capital of the Registrant.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options governed by the Incentive Award Plan, Stock Option Plan or LTIP are based upon the weighted-average exercise price of such outstanding options, and (b) for common shares reserved for future issuance under the Incentive Award Plan are based on the average of the high and low prices of a common share, reported on the New York Stock Exchange on December 6, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8. The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in the Incentive Award Plan, Stock Option Plan and LTIP covered by this registration statement, as specified by the U.S. Securities and Exchange Commission (the “SEC”), pursuant to Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Li-Cycle Holdings Corp. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. The following documents filed by the Registrant with the SEC are incorporated as of their respective dates in this registration statement by reference:

•	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act on October 6, 2021 (File No. 333-259895), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

•	The Registrant’s shell company report on Form 20-F filed with the SEC on August 16, 2021 (File No. 001-40733);

•	The Registrant’s report of Foreign Private Issuer on Form 6-K pursuant to Rule 13a-16 or 15d-16 filed with the SEC on September 9, 2021 (File No. 001-40733); and

•	The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-40733), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 10, 2021 including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC on or after the date of this registration statement, but prior to the filing of a post-effective amendment to the registration statement which indicates that all of the offered common shares have been sold or which deregisters all of such common shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (“OBCA”), no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the OBCA and its related regulations or relieves him or her from liability for a breach of the OBCA or its regulations.

A director is not liable under the OBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on: (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (ii) an interim or other report of the corporation represented to the director by an officer of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (iii) a report or advice of an officer or employee of the corporation, where it is reasonable in the circumstances to rely on the report of advice; or (iv) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person.

Under the OBCA, Registrant may indemnify its current or former directors or officers or another individual who acts or acted at Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with Registrant or another entity.

The OBCA also provides that Registrant may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual: (i) acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under Registrant’s by-laws, Registrant will indemnify to the fullest extent permitted by the OBCA (i) any director or officer of Registrant; (ii) any former director or officer of Registrant; (iii) any individual who acts or acted at Registrant’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Registrant or other entity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference			Filed

		Form	Date	Number	Herewith

4.1	Amended and Restated Articles and By-laws of Li-Cycle Holdings Corp.	20-F	08/16/2021	1.2

4.2	Specimen Common Share Certificate of Li-Cycle Holdings Corp.	20-F	08/16/2021	4.1

5.1	Opinion of McCarthy Tétrault LLP.				X

23.1	Consent of Independent Registered Public Accounting Firm.				X

23.2	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to this registration statement.				X

99.1	Li-Cycle Holdings Corp. 2021 Incentive Award Plan	20-F	08/16/2021	4.5

99.2	Li-Cycle Corp. Amended and Restated Stock Option Plan				X

99.3	Li-Cycle Corp. Amended and Restated Long-Term Incentive Plan				X

99.4	Li-Cycle Holdings Corp. 2021 Incentive Award Plan Sub-Plan for Canadian Participants				X

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada, on December 9, 2021.

Li-Cycle Holdings Corp.
By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: President and Chief Executive Officer and Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Li-Cycle Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on December 9, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ajay Kochhar, Bruce MacInnis and Carl DeLuca, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ajay Kochhar	Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2021
Ajay Kochhar

/s/ Bruce MacInnis	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	December 9, 2021
Bruce MacInnis

/s/ Tim Johnston	Director and Executive Chairman	December 9, 2021
Tim Johnston

/s/ Mark Wellings	Director	December 9, 2021
Mark Wellings

/s/ Rick Findlay	Director	December 9, 2021
Rick Findlay

/s/ Anthony Tse	Director	December 9, 2021
Anthony Tse

/s/ Alan Levande	Director	December 9, 2021
Alan Levande

/s/ Scott Prochazka	Director	December 9, 2021
Scott Prochazka